Exhibit 10.4

[GRAPHIC OMITTED] NORWEST BANK MINNESOTA,
                  NATIONAL ASSOCIATION                               TERM NOTE B
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$1,000,000.00                                                   January 22, 1997

FOR VALUE RECEIVED, The Barbers, Hairstyling for Men & Women, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of One Million and 00/100 Dollars ($1,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual rate of interest defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE. The principal balance outstanding under this Term Note B will bear interest at an annual rate equal to the Base Rate, floating. The Base Rate is the "base" or "prime" rate of interest established by the Bank from time to time at its principal office in Minneapolis, Minnesota.

REPAYMENT TERMS

INTEREST. Interest only shall be payable on the 10 day of each month, beginning February 10, 1997.

PRINCIPAL AND INTEREST. Beginning February 10, 1998, principal only shall be payable in successive monthly installments of Thirteen Thousand Eight Hundred Eighty-Eight and 00/100 Dollars ($13,888.00). In addition, interest shall be payable monthly, beginning February 10, 1998. The remaining principal balance, plus any accrued interest, shall be fully due and payable on January 10, 2004.

CHANGES IN PAYMENT AMOUNT. Following an increase in the interest rate and upon at least 15 days advance written notice to the Borrower, the Bank, in its discretion, may increase the Borrower's monthly payment in an amount sufficient to insure that this Term Note B will fully amortize over the remainder of the original 84-month period used to calculate the original amortization of this Term Note B.

APPLICATION OF PAYMENTS. Each payment shall be applied as scheduled or as the Bank in its discretion deems appropriate.

PREPAYMENT. The Borrower may prepay this Term Note B in full or in part at any time. Each prepayment shall be applied as scheduled or as the Bank in its sole discretion may deem appropriate. Such prepayment shall not excuse the Borrower from making subsequent payments as scheduled above until the indebtedness is paid in full.

ADDITIONAL TERMS AND CONDITIONS. This Term Note B is issued pursuant to a Term Loan and Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Term Note B by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Term Note B is not paid as provided above. This Term Note B shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Term Note B, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Term Note B.


THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

BY:   /s/ J. BRENT HANSON
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ITS:  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER